EXHIBIT 10.14

SUBLEASE

This Sublease is made and entered into as of this 3rd day of Dec. 2004, by and among INTUIT INC., a Delaware corporation (“Sublandlord”) and American Fundware Holding Company, Inc., a Delaware corporation (“Subtenant”), and is made with reference to the following facts and objectives:

RECITALS:

A. CROWN MEDIA INTERNATIONAL, LLC, a Delaware limited liability company (“Master Sublandlord”) and HIGH POINTE I DEVELOPMENT GROUP, LLC, a Colorado limited liability company (“Landlord”) have entered into that certain Office Lease dated as of June 1, 1998, and amended on March 25, 1999 (the “First Amendment”), and on August 17, 1999 (the “Second Amendment”), and on September 26, 2000 (the “Third Amendment”), and on February 6, 2001 (the “Fourth Amendment”), and on February 12, 2002 (the “Fifth Amendment”), (collectively, the “Master Lease”) whereby Landlord has leased to Master Sublandlord 51,123 rentable square feet of space (“Premises”) located in Suites 400 and 500 of that certain building (the “Building”) commonly known as 6430 South Fiddlers Green Circle, Englewood, CO 80111.

B. By written Sublease agreement dated July 9, 2003 (the “Master Sublease”), Master Sublandlord subleased to Sublandlord a portion of the Premises, consisting of approximately 24,434 rentable square feet located in Suite 500 of the Building (the subleased portion of the Premises is referred to herein as the “Subleased Premises”). A copy of the Master Sublease (to which a copy of the Master Lease is attached) is attached hereto as Exhibit A.

C. Sublandlord and Subtenant now desire to enter into this Sublease to provide for the sublease by Sublandlord to Subtenant of the Subleased Premises, all upon the terms and subject to the conditions set forth in this Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Sublease of the Subleased Premises. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the “Sublease Term” (as hereinafter defined), at the rental, and upon all of the terms and conditions set forth herein, the Subleased Premises. The Subleased Premises shall be deemed for all purposes of this Sublease to contain 24,434 rentable square feet notwithstanding any deviation in the actual rentable square feet of the Subleased Premises.

2. Term. The term (the “Sublease Term”) of this Sublease shall commence on October 1, 2004, (the “Sublease Commencement Date”) and end on September 10, 2008, unless earlier terminated pursuant to any provision hereof.

3. Monthly Base Rent. The monthly rent (“Monthly Base Rent”) shall be payable in advance on the first day of each month without deduction, setoff, notice or demand. Monthly Base Rent shall be payable in lawful money of the United States to Sublandlord payable to INTUIT INC., Attention: Director, Real Estate, 2632 Marine Way, Mountain View, CA 94043, or to such other persons or at such other places as Sublandlord may designate in writing.

Subtenant shall pay to Sublandlord as “Monthly Base Rent” for the Subleased Premises the amounts as follows:

October 1, 2004 - November 30, 2004; $23,314.19 per month ($14.25 psf x 19,633 sq. ft.)

December 1, 2004 - September 10, 2008; $29,015.38 per month ($14.25 psf x 24,434 sq. ft.)

Monthly Base Rent for the period from September 1, 2008 through September 10, 2008 shall be prorated, resulting in a Monthly Base Rent payment due September 1, 2008 of an amount equal to $9,671.79.

4. Operating Expenses and Real Property Taxes. Subtenant’s sole payment obligations to Sublandlord shall be the payment of Monthly Base Rent. Notwithstanding any provision of the Master Lease or this Sublease to the contrary, Subtenant shall not be required to pay any other amounts to Sublandlord, including, without limitation, any amounts for operating expenses associated with the operations of the Building, the Premises or the Subleased Premises, taxes, insurance, maintenance, repairs, janitorial or utilities, provided that nothing herein shall release Subtenant from any amounts due arising from its default under, or as explicitly stated in, this Sublease.

5. Use

5.1 Use. The Subleased Premises shall be used and occupied only for the purposes set forth in the Master Lease and for no other business or purpose whatsoever.

5.2 Compliance with Law. Subtenant shall, at Subtenant’s expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements issued by any governmental authority (collectively, “Laws”) which are in effect during the Sublease Term or any part of the Sublease Term with respect to Subtenant’s use of the Subleased Premises; provided, however, that Subtenant shall not be required to make any alterations to the Subleased Premises which are the result of any Laws or changes to Laws that are applicable to businesses generally (as opposed to Subtenant’s business, specifically). Subtenant shall not use or permit the use of the Subleased Premises in any manner that will tend to create waste or a nuisance or which shall tend to unreasonably disturb other tenants or occupants of the Building. Subtenant shall abide by and adhere to such reasonable rules and regulations as Sublandlord may from time to time institute.

5.3 Condition of Subleased Premises. Notwithstanding anything to the contrary contained in this Sublease, Subtenant hereby agrees to accept the Subleased Premises in its existing “AS IS” condition as of the date of delivery of possession of the Subleased Premises, without requiring any alterations, improvements or repairs to be made by Sublandlord or at Sublandlord’s expense either at the Sublease Commencement Date or at any time during the Sublease Term. Subtenant acknowledges that, except as provided below, neither Sublandlord nor Sublandlord’s agents have made any representation or warranty as to the suitability of the Subleased Premises for the conduct of Subtenant’s business, the physical condition of the Subleased Premises, the Building or the land on which the Building is located, or any other matter affecting or related to the Subleased Premises, the Building or the land on which the Building is located.

5.4 Furniture and Fixtures. Subtenant shall sublease for $1 per year all furniture and fixtures existing within the Subleased Premises as listed on Exhibit D to the Master Sublease (the “Personal Property”). At the end of the Sublease Term, Sublandlord shall, upon Subtenant’s request and upon Subtenant’s fulfillment of its sublease obligation and payment of $10.00, assign to Subtenant Sublandlord’s right to purchase the Personal Property, as specified under the Master Sublease. Subtenant shall not record this Sublease or any other document in the real property records of the county in which the Premises is located.

5.5 Phone Room Access. Subtenant shall have the sole and exclusive use, subject to Master Landlord’s access rights, of the existing phone room on the 5th floor, and Subtenant shall have access above and below the 5th floor to install and/or access any cabling and wiring in the same area where such wiring was installed by Master Sublandlord; provided that Subtenant shall immediately restore such areas to the condition that existed immediately prior to such installation upon expiration of this Sublease.

6. Vacating Premises. Notwithstanding any provision in the Master Lease to the contrary, Subtenant shall not be in default of the Sublease if Subtenant vacates all or any portion of the Subleased Premises so long as Subtenant is complying with all other obligations of Subtenant under the Sublease.

7. Surrender of Subleased Premises. Notwithstanding the provisions of Section 12.1 of the Master Lease, Subtenant shall only be required to remove any improvements at the expiration of the Sublease Term to the extent Sublandlord is required to remove the same. In the event Sublandlord is required to remove any improvements, Subtenant shall remove such improvements at Subtenant’s sole cost and expense.

8. Keys to Secured Areas. Notwithstanding any provision of the Master Lease or any rules or regulations to the contrary, Subtenant shall not be required to provide keys or access cards to Landlord or Sublandlord for any safes or any other secure areas (i.e., areas housing computer servers or housing other proprietary information of Subtenant).

9. Master Lease

9.1 This Sublease is and shall be at all times subject and subordinate to the Master Lease and to the Master Sublease and shall be subordinate to any mortgage, deed of trust or any other hypothecation or security now or hereafter placed upon the real property of which the Subleased Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof.

9.2 Except as otherwise expressly provided to the contrary in this Sublease or except to the extent the terms and conditions of the Master Lease are inconsistent with any terms or conditions of this Sublease: (i) all of the rights and obligations conferred and imposed by the Master Lease on the “Tenant” thereunder are hereby conferred and imposed upon Subtenant, (excluding any signage rights, option to purchase, or options to renew) and all of the rights conferred by the Master Lease upon the “Landlord” thereunder are hereby conferred upon Sublandlord, and (ii) the terms and conditions of the Master Lease applicable to the Subleased

Premises are hereby incorporated herein by reference as if Sublandlord were “Landlord” and Subtenant were “Tenant” thereunder. Notwithstanding the foregoing or any other provision of this Sublease to the contrary, Subtenant expressly agrees that: (i) Sublandlord shall not be obligated to perform, and shall not be liable or responsible for the performance or failure of performance by Landlord of any of the obligations of Landlord under the Master Lease, of Master Sublandlord of any of the obligations of Master Sublandlord under the Master Sublease, nor shall Sublandlord be deemed to make, or be liable or responsible for the breach of, any representation or warranty made by Landlord under the Master Lease or Master Sublandlord under the Master Sublease (to the extent the same relate to the Subleased Premises or otherwise), (ii) Subtenant shall not require any performance by Sublandlord hereunder with respect to the Subleased Premises which is performable by Landlord or by Master Sublandlord for the benefit of Sublandlord under the Master Lease or the Master Sublease and (iii) Subtenant shall have no claim against Sublandlord for any default, breach or failure of performance or other misconduct of Landlord or Master Sublandlord under the Master Lease, the Master Sublease or otherwise. Without limitation of the foregoing, Sublandlord shall have no obligation during the Sublease Term to render any services (such as those Landlord provides to Sublandlord under the Master Lease) to Subtenant with respect to the Subleased Premises or to expend any money for the preservation or repair of the Subleased Premises. Notwithstanding the foregoing, however, Sublandlord shall permit Subtenant to enforce, in Sublandlord’s name, any rights or remedies of the Tenant under the Master Lease as they relate to the Subleased Premises, and any right, remedy or recovery thereunder shall be assigned to Subtenant, provided that Subtenant shall indemnify and hold harmless Sublandlord against any cost, expense or liability arising out of such enforcement by Subtenant.

9.3 During the Sublease Term and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Subtenant does hereby expressly assume and agree to perform and comply with, for the benefit of Sublandlord, Master Sublandlord and Landlord, each and every obligation of Master Sublandlord under the Master Lease and of Sublandlord under the Master Sublease with respect to the Subleased Premises except to the extent inconsistent with any terms or conditions of this Sublease. The obligations that Subtenant has assumed under this Section 9.3 are hereinafter referred to as the “Subtenant’s Assumed Obligations”.

9.4 Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any and all liabilities, judgments, damages, claims, demands, losses, costs and/or expenses (including, without limitation, reasonable attorneys’ fees and expenses), arising out of Subtenant’s failure to comply with or perform Subtenant’s Assumed Obligations.

9.5 The Sublease Term shall expire and come to an end on its stated expiration date or any earlier termination as provided herein.

10. Consent. Notwithstanding anything to the contrary contained in this Sublease, in each case where Landlord’s consent or approval is required under the Lease, Landlord’s, Master Sublandlord’s and Sublandlord’s consent or approval shall be required under this Sublease, and in each ease where Master Sublandlord’s consent or approval is required under this Sublease, Master Sublandlord’s and Sublandlord’s consent or approval is required under this Sublease.

11. Parking. Subtenant shall be entitled to any parking spaces to which Sublandlord is entitled under the terms of the Master Sublease.

12. Right to Perform Obligations.

12.1 Sublandlord’s Right to Perform Subtenant’s Obligations. If Subtenant fails to perform any of its obligations under this Sublease or the Master Lease as required by this Sublease in a manner reasonably satisfactory to Sublandlord, Sublandlord shall have the right, but not the obligation to take any and all actions required to be taken by Subtenant pursuant to the provisions hereof or the Master Lease which may be necessary to prevent a default under or to assure complete compliance with the terms of this Sublease or the Master Lease. All costs and expenses reasonably incurred by Sublandlord pursuant to this Section 12.1 shall be payable by Subtenant, as additional rent, within five (5) days after delivery of a statement of any such costs to Subtenant.

12.2 Subtenant’s Right to Perform Sublandlord’s Obligations. If Sublandlord fails to perform any of its obligations under this Sublease or the Master Lease as required by this Sublease, the Master Sublease and/or the Master Lease, Subtenant shall have the right, but not the obligation to take any and all commercially reasonable actions required to be taken by Sublandlord pursuant to the provisions hereof, the Master Sublease or the Master Lease which may be necessary to prevent a default under the terms of this Sublease, the Master Sublease or the Master Lease. Subtenant may take no action under this Section 12.2 without having given Sublandlord at least ten (10) business days’ notice of its proposed action; if Sublandlord elects to take such action on its own, then Subtenant shall not take such action and shall not charge anything to Sublandlord under the next sentence. All costs and expenses reasonably incurred by Subtenant pursuant to this Section 12.2 shall be payable by Sublandlord within five (5) days after delivery of a statement of any such costs to Sublandlord.

13. Roof and Satellite Dish Rights. Subtenant’s roof rights shall be based upon the terms and conditions of the Master Lease and subject to Master Sublandlord’s and Sublandlord’s review. Master Sublandlord’s business requires extensive roof right use and Subtenant’s use will need to be coordinated so interference to Master Sublandlord’s equipment will not occur.

Master Sublandlord shall have access to the roof via the 5th floor over such routes as may be reasonably acceptable to Subtenant at all times to access Master Sublandlord’s equipment for maintenance and emergency proposes.

14. Assignment and Subletting. Without limiting the generality of Section 9.2 above, Subtenant shall have all of the rights to assign this Sublease and/or sublease all or a portion of the Sublease Premises upon and subject to the terms and conditions as are set forth in Section 6.4 of the Master Lease and Paragraph 5 of Schedule 9 to the Master Lease, and the terms and conditions of said provisions of Master Lease are hereby incorporated herein by reference as if Sublandlord were “Landlord” and Subtenant were “Tenant” thereunder; provided, however, that Sublandlord shall not have the right to withhold its consent to Subtenant’s sublease of the Subleased Premises as set forth in clause (c) of Section 6.4.2 of the Master Lease solely on the basis that, upon consummation of the sublease for which consent is being sought, there would be two tenants of the Subleased Premises.

15. Consent of Master Sublandlord and Landlord. This Sublease is contingent upon Master Sublandlord and Landlord executing a Consent to Sublease in the form attached hereto, and this Sublease shall not be effective unless and until such Consent to Sublease is executed by Master Sublandlord and Landlord.

16. Notices. All notices or demands of any kind required or desired to be given by any party to the other pursuant hereto shall be given in the manner provided and to the address set forth in the Master Lease and in the Master Sublease (unless and until a new address is specified for delivery of notices in the manner set forth in the Master Lease), and the address for receipt of notices by Subtenant shall be to the Premises.

17. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

18. Attorneys’ Fees. In the event that any litigation, arbitration, or other proceeding is commenced between the parties hereto or their personal representatives, successors or assigns concerning the enforcement or interpretation of any provision of this Sublease or the rights and duties of any party in relation thereto, the party or parties prevailing in such litigation, arbitration or other proceeding shall be entitled, in addition to such other relief as may be granted, to all attorneys’ fees and costs incurred in such litigation, arbitration or other proceeding, and in any appeal or enforcement of any judgment rendered therein

19. Successors and Assigns. This Sublease shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

20. Integrated Agreement; Modifications. This Sublease contains the entire agreement of the parties and cannot be amended or modified except by a written agreement, executed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Sublease has been entered into by the parties hereto as of the date first written above.

SUBLANDLORD:		SUBTENANT:

INTUIT INC.		AMERICAN FUNDWARE HOLDING COMPANY, INC.

A Delaware Corporation		A Delaware corporation

By:	/s/ Brad Henske	By:	/s/ Harry E. Gruber
Print Name:	Brad Henske	Print Name:	Harry E. Gruber, M.D.
Its:	SVP and CFO	Its:	President and Chief Executive Officer

[Signature Page – Sublease]